UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011

BIGLARI HOLDINGS INC.
(Exact name of registrant as specified in its charter)

INDIANA	0-8445	37-0684070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 East Houston Street, Suite 1300 San Antonio, Texas		78205
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 344-3400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

New Credit Facility

On September 8, 2011, Steak n Shake Operations, Inc., as borrower (“Steak n Shake Operations”), Steak n Shake Enterprises, Inc. (“Steak n Shake Enterprises”) and Steak n Shake, LLC, as guarantors (together with Steak n Shake Enterprises, the “Subsidiary Guarantors”), each subsidiaries of Biglari Holdings Inc. (“Biglari Holdings” or the “Company”), entered into a credit agreement (the “New Credit Facility”) with the lenders party thereto and Jefferies Finance LLC, as arranger, book manager, administrative agent and collateral agent (“Jefferies Finance”).  The New Credit Facility consists of an $110,000,000 senior secured term loan facility (the “Term Loan”) and a $20,000,000 senior secured revolving credit facility (the “Revolver”).

The Term Loan matures on September 8, 2015 and has a repayment schedule with quarterly amortization, beginning on December 31, 2011, equal to 2.5% of the initial principal amount of the Term Loan (as adjusted pursuant to the New Credit Facility), together with accrued and unpaid interest on the principal amount to be paid, with the balance due at maturity. The Revolver will be available until September 8, 2014.  Interest on the Term Loan will be based on a base rate or Eurodollar rate plus an applicable margin of 3.5% and 4.5%, respectively. Interest on the Revolver will be based on a base rate or Eurodollar rate plus an applicable margin ranging from 2.0% to 2.5% and 3.0% to 3.5%, respectively, based on Steak n Shake Operations’ total leverage ratio.  The Revolver also carries a commitment fee of 0.75% per annum on the unused portion of the credit line.

The New Credit Facility includes customary affirmative and negative covenants and events of default, as well as financial covenants relating to a maximum total leverage ratio and a minimum consolidated fixed charge coverage ratio.

Both the Term Loan and the Revolver have been guaranteed by the Subsidiary Guarantors and secured by first priority security interests in substantially all the assets of Steak n Shake Operations (including the capital stock of Steak n Shake Enterprises) and the Subsidiary Guarantors.  Biglari Holdings is not a guarantor under the New Credit Facility.  Net proceeds from the New Credit Facility were used to pay the Company a cash dividend in the amount of $83.2 million and to repay all outstanding amounts under Steak n Shake Operations’ former credit facility.

Cautionary Statements

The representations, warranties and covenants made by the parties in the New Credit Facility are qualified by information in disclosure schedules that the parties exchanged in connection with the execution of the New Credit Facility. Representations and warranties may be used as a tool to allocate risks between the parties, including where the parties do not have complete knowledge of all facts. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, its subsidiaries or any of the Company’s affiliates.

This description of the New Credit Facility is qualified in its entirety by the New Credit Facility filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Security Agreement

In connection with the New Credit Facility, on September 8, 2011, Steak n Shake Operations and the Subsidiary Guarantors (together with the other guarantors from time to time party thereto, the “Pledgors”) and Jefferies Finance, in its capacity as collateral agent pursuant to the New Credit Facility, entered into a security agreement (the “Security Agreement”). Pursuant to the Security Agreement, each Pledgor granted to Jefferies Finance a lien on all of the Pledged Collateral (as defined in the Security Agreement) as security for the payment and performance in full of all the secured obligations under the New Credit Facility.  The Pledged Collateral does not include the real estate of Steak n Shake Operations and the Subsidiary Guarantors, but such real estate is subject to a springing lien if Steak n Shake Operations does not maintain certain leverage ratios.

This description of the Security Agreement is qualified in its entirety by the Security Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On September 8, 2011, contemporaneously with the execution and delivery of the New Credit Facility, the Credit Agreement, dated as of September 30, 2009, as amended, by and between Steak n Shake Operations and Fifth Third Bank, was terminated and all outstanding amounts were repaid with a portion of the net proceeds from the New Credit Facility.  Steak n Shake Operations incurred no early termination penalties in connection with the termination of the agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Description
10.1

Credit Agreement, dated as of September 8, 2011, by and among Steak n Shake Operations, Inc., as borrower, Steak n Shake Enterprises, Inc., as a subsidiary guarantor, Steak n Shake, LLC, as a subsidiary guarantor, the lenders party thereto, and Jefferies Finance LLC, as arranger, book manager, administrative agent and collateral agent.

10.2

Security Agreement, dated as of September 8, 2011, by and among Steak n Shake Operations, Inc., the other guarantors from time to time party thereto, and Jefferies Finance LLC, as collateral agent pursuant to the Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

September 13, 2011	BIGLARI HOLDINGS INC.

	By:	/s/ Duane E. Geiger
		Name:	Duane E. Geiger
		Title:	Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Credit Agreement, dated as of September 8, 2011, by and among Steak n Shake Operations, Inc., as borrower, Steak n Shake Enterprises, Inc., as a subsidiary guarantor, Steak n Shake, LLC, as a subsidiary guarantor, the lenders party thereto, and Jefferies Finance LLC, as arranger, book manager, administrative agent and collateral agent.

10.2

Security Agreement, dated as of September 8, 2011, by and among Steak n Shake Operations, Inc., the other guarantors from time to time party thereto, and Jefferies Finance LLC, as collateral agent pursuant to the Credit Agreement.